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EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT, made as of the 1st day of August, 1999, by and betweenStockwalk.com, Inc. (the "Company") and Robert J. Vosburgh (the "Employee").

    WHEREAS, Company desires to avail itself of Employee's skills, talents, contacts, judgment and knowledge for the benefit of Company and accordingly has offered to employ Employee pursuant to the terms and conditions set forth hereinafter; and

    WHEREAS, Employee desires duties and responsibilities commensurate with Employee's education, experience and background, and salary, bonus, and other benefits and perquisites at levels that reflect Employee's anticipated future contributions to the Company;

    NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties hereto agree as follows:

    1.  Employment.  Subject to the terms and conditions hereof, the Company shall employ Employee and Employee agrees to be so employed in the capacity of Executive Vice President, Chief Operating Officer for a term of three (3) years commencing on the date hereof and terminating July 31, 2002. This Agreement shall automatically renew for successive one-year terms thereafter unless the Company shall have provided Employee with written notice of the Company's intent not to renew by July 1, 2002 and by each July 1 thereafter.

    2.  Duties.  Employee shall diligently and conscientiously devote Employee's full and exclusive time and attention to the discharge of Employee's duties as Executive Vice President, Chief Operating Officer. Such duties shall be determined from time to time by the Chief Executive Officer of the Company and shall include but not be limited to the following duties:

Participate in oversight and coordination of the Company's business.

Development and overall responsibility for the Company's "private labeling" online program.

The Company also expects you to assist its affiliate, Miller, Johnson & Kuehn, Incorporated ("MJK"), in the following matters, with the time and effort spent on such items dependent on the status and success of the Company's private labeling programs:

Build a program that provides the opportunity for MJK's financial consultants to include financial modeling.

Build a recruiting package that allows MJK to grow the full service sales force.

Assist MJK in broadening its current set of products and services.

    3.  Base Salary.  Commencing at the effective date hereof and continuing through and including the last day of the term of this Agreement, the Company shall pay to Employee for services rendered hereunder as base compensation the sum of One Hundred Sixty-two Thousand Five Hundred Dollars ($162,500.00) per annum, which shall be paid in equal monthly or other convenient installments.

    4.  Bonus Payments.

    A.  Company shall pay Employee a bonus of Twenty-five Thousand Dollars ($25,000,00) on November 1, 1999.

    B.  Provided Employee is employed on the payment date, Company shall pay Employee a bonus amount not to exceed Twenty-five Thousand Dollars ($25,000.00), or that percentage thereof, on January 31, 2000 and each quarter thereafter based on the number of private label and online customer accounts added by the Company during the quarterly measuring period as determined by the following factors:

      (i)  Private Label Customer Account Success.  Up to seventy-five percent (75%) of the quarterly bonus amount shall be based on the percentage determined by dividing new online customer accounts added through "private labeling" during the quarterly measuring period by two thousand five hundred (2,500). For purposes of this agreement, "private labeling" shall mean online customer accounts clearing through MJK added during the quarterly measuring period.

      (ii)  Online Customer Account Success.  Up to twenty-five percent (25%) of the quarterly bonus amount shall be based on the percentage determined by dividing new online customer accounts added by the Company by two thousand five hundred (2,500).

      (iii)  Example Calculation.  If two thousand (2,000) private label and two thousand two hundred fifty (2,250) online accounts are added during a quarter, the bonus payment under Paragraph 4(B)(i) and (ii) shall be determined as follows:

    (i)
    2000/2500 = 80% of $18,750 = $15,000

    (ii)
    2250/2500 = 90% of $6,250 = $5,625

    C.  Company shall pay Employee a bonus of One Hundred Thousand Dollars ($100,000.00), or that percentage thereof, on November 1, 2000, and each year ended thereafter, provided Employee is employed by the Company on the payment date, based on the number of new online accounts added through "private labeling" during the year then ended in excess of the ten thousand (10,000) accounts referenced in Paragraphs 4(B)(i) and 4(B)(ii). (For example, if 13,000 private label accounts are added by November 1, 2000, the bonus shall equal $100,000 × (13,000 - 10,000/10,000 = $30,000)).

    5.  Grant of Stock Option.  On August 2, 1999, Company shall grant to Employee an option to purchase twenty-five thousand (25,000) shares of common stock of Stockwalk.com Group, Inc. Said option shall expire ten (10) years from the date hereof and vest ratably over a three (3) year period and contain other normal and customary terms and conditions. The exercise price shall be determined by utilizing the last reported sale price for said securities on the date of grant. Provided Employee is then employed, Company shall grant to Employee an additional option to purchase twenty-five thousand (25,000) shares of common stock of Stockwalk.com Group, Inc. on the same terms and conditions as those set forth immediately above when the Company obtains a total of twenty-five thousand (25,000) online customers. Company may grant Employee additional stock options in its discretion on an annual basis, based on Employee's overall performance.

    6.  Benefits.  Employee shall be entitled to participate in such fringe benefit programs maintained by the Company as are available for other employees similarly situated.

    7.  Support Employees.  Company agrees to hire one executive assistant/project manager to support Employee at a compensation level not to exceed Forty-five Thousand Dollars ($45,000.00) salary and five hundred (500) stock options. Any employee to be added pursuant to this paragraph shall be subject to the express approval of the Company and subject to its normal and customary recruitment process and procedures.

    8.  Expenses.  The Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in carrying out Employee's duties under this Agreement. Employee shall present to the Company from time to time an itemized statement of account of such expenses in such form as may be required by the Company.

    9.  Termination.  Employee's employment hereunder shall be terminated upon the happening of any of the following events: (i) expiration of the term of this Agreement, without renewal; (ii) death of the Employee; (iii) notice to Employee that Employee's employment is terminated due to Employee's inability to perform Employee's usual and customary duties by reason of physical or mental disability; (iv) at any time without notice by the Company for cause; or (v) on ninety (90) days' prior written notice by either the Company or Employee. Employee shall be terminated "for cause" only if the Company determines Employee has violated an applicable law, rule, or regulation, or committed an unlawful or dishonest act, any felony, any act of bad faith, fraud, embezzlement, misappropriation, dishonesty or moral turpitude or the Employee's loss or suspension of any necessary licensure.

    10.  Confidentiality.  Employee may have access to Confidential Information, as defined herein, which the Company desires to protect at all times. Therefore:

    A.  Employee understands, acknowledges, and agrees that:

       (i) "Confidential Information" means any information or compilation of information possessed by the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, including but not limited to: (1) any information not generally known in the industry of the business regarding the Company's pricing of services, research, development, marketing, products, customers, clients, potential clients, servicing, business systems, and techniques; (2) financial information concerning the Company; and (3) any information that the Company may from time to time designate as "confidential," "proprietary," or "trade secrets" which is not generally known in the industry of the Company;

      (ii) The Employee's duties may involve the use of the Confidential Information;

      (iii) The Company has expended substantial sums of money, time and effort in developing such Confidential Information; and

      (iv) The Company will be substantially harmed in the competitive marketplace if the Confidential Information is used to its detriment or to the benefit of others.

    B.  In recognition of the foregoing, the Employee agrees that:

       (i) The Employee will not, during or after employment with the Company, directly or indirectly use or disclose any Confidential Information to any other person, firm or company, or in any way use for his benefit, or to the detriment of the Company, any information or knowledge obtained during the course of his employment with the Company, except as required in the conduct of the Company's business or as authorized in writing by the Company; and

      (ii) All memoranda, notes, records, papers and other documents and all copies thereof relating to the Company's operation and all objects related thereto are and remain the property of the Company; including, but not limited to, those developed, investigated, or considered by the Company. Employee will not copy or duplicate any of the aforementioned documents or objects nor use any information contained therewith, except for the Company's benefit, either during or after his employment.

    11.  Indemnification.  Employee shall indemnify and hold harmless the Company from and against any and all claims, actions and suits, and from and against any and all liabilities, losses, damages, costs, charges, attorney's fees and other expenses of every nature and character, arising out of, caused by or in any manner related to claims against the Company provided it has been finally determined in accordance with the National Association of Securities Dealers, Inc. Code of Arbitration Procedure that such claims arise out of actions by Employee that were illegal or unlawful, out of the scope of his employment, violative of applicable federal or state statutes, rules or regulations or applicable regulatory pronouncements. This indemnification shall survive termination of this Agreement.

    12.  Notices.  All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

If to Company:	Miller, Johnson & Kuehn, Incorporated 5500 Wayzata Boulevard, Suite 800 Minneapolis MN 55416
If to Employee:	Robert J. Vosburgh 11772 Wild Heron Pointe Eden Prairie MN 55347

    13.  Severability.  In the event any portion of this Agreement is found to be invalid or unenforceable by any court of competent jurisdiction, the same will not affect in any respect whatsoever the validity of the remainder of this Agreement. Further, if any provision is held to be overbroad as written, that provision should be considered to be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

    14.  Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

    15.  Entire Contract.  This Agreement constitutes the entire understanding and agreement between the Company and Employee with regard to the matters stated herein and replaces and supersedes any other agreements with the Company. There are no other agreements, conditions or representations, oral or written, express or implied, with regard to the employment of Employee by the Company. This Agreement may be amended only in writing, signed by both parties hereto.

    16.  Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and shall inure to the benefit of and be binding upon the Employee, Employee's heirs, distributees and personal representatives.

    IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

STOCKWALK.COM GROUP, INC.

By:	/s/ ELDON C. MILLER Eldon C. Miller
Its:	Chairman and Chief Executive Officer

By:	/s/ ROBERT J. VOSBURGH Robert J. Vosburgh

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EMPLOYMENT AGREEMENT